Exhibit 99.1

INTERNATIONAL POWER GROUP, LTD. APPROVED

FOR QUOTATION ON THE OTC BULLETIN BOARD

March 13, 2007 – Celebration, Florida – International Power Group, Ltd. (OTC:IPWG) announced today that as of March 9, 2007 its common stock  was approved for quotation on the OTC Bulletin Board under the symbol “IPWG.”

International Power Group, Ltd. Chairman and CEO Peter Toscano stated that “Our move to the OTC Bulletin Board is a significant development. We expect that it will enhance visibility for our company and provide better liquidity for our shareholders, who have extended their support and loyalty to our company. Graduation to the OTC Bulletin Board is one of several important milestones that we expect to accomplish this year in the company’s corporate progress.”

The OTCBB is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter equity securities. OTCBB securities are traded by a community of registered market makers that enter quotes and trade reports through a computer network. Information regarding the OTCBB, including stock quotes, can be found at http://www.otcbb.com.

About International Power Group, Ltd.

International Power Group, Ltd. is dedicated to providing multifaceted alternative energy solutions in a sustainable and environmentally friendly manner. Through its subsidiaries, strategically placed around the world, and its strategic partnerships, the Company intends to provide turnkey solutions for waste disposal and electricity and potable water production. The Company intends to establish waste-to-energy facilities to convert commercial, hazardous, organic and toxic wastes into saleable electricity and potable water. The Company believes it is uniquely positioned to produce revenue from the in-processing of waste and the out-processing of electricity and while addressing the growing need for "green" sources of energy.

CONTACT:

International Power Group, Ltd.

Peter Toscano – tel. 407-566-0318

Chief Executive Officer

To receive e-mail announcements about the Company, http://www.Directstocknews.com/IPWG

FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties.  For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-KSB, as amended, for the most recently ended fiscal year.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions.  These forward- looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, a unique position to produce revenue, enhanced visibility and better liquidity, and statements regarding the Company's mission and vision.  The Company's actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements.